Exhibit 2.A.	FIDELITY RENEWAL - PREMIUM ALLOCATION 9/1/2012 - 9/1/2013

Premium for $25,000,000	43,463.00
Allocation: 25% VPD	10,865.75
26% Investment Advisors	11,300.38	[SEE BELOW]
1% VP	434.63
48% Mutual Funds	20,862.24	[SEE DISTRIBUTION BELOW]

FUND	Gross Assets as of 8-31-2012	% of Total	Allocated Premium
Virtus Equity Trust	2,348,670,794.00	0.072911458	1,521.10
Virtus Insight Trust	7,396,883,354.00	0.22962671	4,790.53
Virtus Opportunities Trust	15,020,699,983.00	0.466298272	9,728.03
Virtus Variable Insurance Trust	1,317,845,544.00	0.040910816	853.49
Virtus Total Return Fund	158,537,412.00	0.00492159	102.68
Virtus Global Multi-sector Income Fund	317,211,275.00	0.009847415	205.44
Duff & Phelps Utility and Corporate Bond Trust, Inc.	521,134,292.00	0.016177942	337.51
DNP Select Income Fund, Inc.	3,071,601,995.00	0.095353925	1,989.30
DTF Tax Free Income, Inc.	213,344,323.00	0.006623	138.17
Duff & Phelps Global Utility Income Fund Inc.	1,022,401,990.00	0.031739152	662.15
The Zweig Fund, Inc.	316,343,792.00	0.009820485	204.88
The Zweig Total Return Fund, Inc.	507,968,735.00	0.015769235	328.98

	32,212,643,489.00	1.00	20,862.24

Investment Advisor	Fund Gross Assets by Adviser as of 8/31/2012	% of Total	Allocated Premium
Virtus Investment Advisers, Inc..	9,024,584,411.40	0.280156592	3,165.88
Duff & Phelps Investment Management Co.	6,517,529,154.16	0.202328293	2,286.39
Euclid Advisors LLC	5,609,164,064.41	0.174129269	1,967.73
Kayne Anderson Rudnick Investment Management	1,444,515,833.75	0.044843132	506.74
Newfleet Asset Management, LLC - H	8,414,727,011.42	0.261224355	2,951.93
Newfleet Asset Management, LLC - SF	377,810,486.62	0.01172864	132.54
Zweig Advisors LLC	824,312,526.88	0.02558972	289.17

TOTAL	32,212,643,488.65	100.00%	11,300.38